Exhibit 99.1

Priceline.com Settles 2000 Securities Class Action

Provides Estimate of 1st Quarter 2007 Results and
Announces Favorable Ruling on Federal Excise Tax Refund Request

NORWALK, Conn., May 4, 2007 … Priceline.com Incorporated (Nasdaq: PCLN) (the “Company”) announced today that it had agreed to settle the securities class action litigation that was filed against the Company in 2000.  Under the terms of the settlement agreement, the class will receive $80 million in return for a release, with prejudice, of all claims against the Company and the individual defendants that are related to the purchase of the Company’s securities by class members during the class period.  The Company’s insurance carriers will fund $30 million of the settlement.  The settlement is subject to approval by the Court after notice to the class.  In connection with the settlement announced today, the Company expects to incur a net charge of approximately $55 million in the 1st quarter of 2007, representing the settlement amount and estimated legal expenses relating to the settlement.

The Company also provided an estimate of operating results for its recently completed 1st quarter.  The Company said that it expects to report 1st quarter 2007 year-over-year gross travel bookings growth of approximately 34%, which was driven primarily by an approximately 91% year-over-year increase in gross travel bookings from its European operations.  The consolidated year-over-year gross travel bookings growth compares to the Company’s prior guidance of between 25% and 30%.  Gross travel bookings refer to the total dollar value, inclusive of all taxes and fees, of all travel services purchased by consumers.  The Company said that pro forma net income per share was favorably impacted by the strong gross travel bookings performance in Europe, continued growth in domestic merchant gross travel bookings and good expense management.  The Company now expects to report pro forma net income (which excludes, among other things, the impact of the litigation settlement expenses and the excise tax refund referred to below) of $0.43 per diluted share in the 1st quarter 2007.  This compares to the Company’s prior range of pro forma net income guidance of between $0.22 and $0.28 per diluted share.  The Company expects to report a GAAP net loss (which includes, among other things, the impact of the litigation settlement expenses and the excise tax refund referred to below) of $0.44 per diluted share in the 1st quarter 2007.

In addition, the company announced that it was increasing full-year 2007 pro forma financial guidance and is now targeting full-year 2007 pro forma net income of approximately $2.90 to $3.10 per diluted share. This compares to the Company’s prior range of full-year 2007 pro forma net income guidance of between $2.60 and $2.90 per diluted share. The revised full-year 2007 pro forma net income per share estimate is based upon an estimated pro forma fully diluted share count of approximately 42.2 million shares. The estimate of pro forma fully diluted share count uses actual year-to-date stock price data as well as future stock prices based on the closing price of the Company’s stock as of May 3, 2007 to calculate the potential dilutive impact of stock options and convertible debt.  Any material increases or decreases in priceline.com’s stock price will impact the number of fully diluted shares outstanding, which in turn would impact the company’s net income per diluted share results. The Company intends to provide more details on its 1st quarter 2007 financial results and full-year 2007 financial guidance when it announces its 1st quarter 2007 results on May 8th.  The section below entitled “Non-GAAP Financial Measures” provides information about the use of pro forma financial measures used in this press release and a reconciliation of pro forma and GAAP results is attached to this press release.

The Company also announced that in March and April it had received definitive notice from the Internal Revenue Service that the Company’s previously disclosed refund request for excise taxes paid on merchant airline tickets had been approved for payment.  As a result, the Company expects to record approximately $18.7 million of income in the 1st quarter 2007 related to the March notice and approximately $3 million of income in the 2nd quarter 2007 related to the April notice associated with the tax refund, including estimated accrued interest.  The Company expects the refund to positively impact 1st and 2nd quarter 2007 GAAP results but intends to exclude the amounts from pro forma results because of its non-recurring nature.

The estimate of 1st quarter 2007 pro forma net income per diluted share:

•                  excludes cash expenses associated with the settlement of the 2000 securities litigation,

•                  excludes the cash benefit associated with the refund of excise taxes (and related accrued interest) paid on merchant airline tickets,

•                  excludes non-cash amortization expense of acquisition-related intangibles,

•                  excludes non-cash stock-based compensation expense,

•                  excludes option payroll tax expense,

•                  excludes non-cash income tax expense and reflects the impact on income taxes of the pro forma adjustments,

•                  excludes non-cash preferred stock dividends,

•                  includes the additional impact on minority interest expense of the pro forma adjustments described above,

•                  includes the anti-dilutive impact of the “Conversion Spread Hedges” (see below) on outstanding diluted common shares outstanding, and

•                  includes the dilutive impact of additional warrants and shares of unvested restricted stock and restricted stock units.

When aggregated, the foregoing adjustments are expected to increase pro forma net income over GAAP net income by approximately $34 million in the 1st quarter 2007.

Information About Forward-Looking Statements

This press release contains forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict; therefore, actual results may differ materially from those expressed, implied or forecasted in any such forward-looking statements. Expressions of future goals and similar expressions including, without limitation, “goal,” “believe(s),” “intend,” “expect(s),” “will,” “may,” “should,” “could,” “plan(s),” “anticipate(s),” “estimate(s),” “predict(s),” “potential,” “target(s),” or “continue,” reflecting something other than historical fact are intended to identify forward-looking statements. The following factors, among others, could cause the Company’s actual results to differ materially from those described in the forward-looking statements:

•                  adverse changes in general market conditions for leisure and other travel services as a result of, among other things, terrorist attacks, natural disasters, or the outbreak of an epidemic or pandemic disease;

•                  adverse changes in the Company’s relationships with airlines and other service providers which could include, without limitation, the withdrawal of suppliers from the priceline.com system (either priceline.com’s “retail” or “opaque” services, or both);

•                  the loss or reduction of global distribution fees;

•                  the bankruptcy or insolvency of another major domestic airline;

•                  the effects of increased competition;

•                  systems-related failures and/or security breaches, including without limitation, any security breach that results in the theft, transfer or unauthorized disclosure of customer information, or the failure to comply with various state laws applicable to the Company’s obligations in the event of such a breach;

•                  difficulties integrating recent acquisitions, such as Booking.com and Booking B.V.com, including ensuring the effectiveness of the design and operation of internal controls and disclosure controls of acquired businesses;

•                  a change by a major search engine to its search engine algorithms that negatively affects the search engine ranking of the Company or its 3rd party distribution partners;

•                  legal and regulatory risks;

•                  final adjustments made in closing the 1st quarter 2007; and

•                  the ability to attract and retain qualified personnel.

For a detailed discussion of these and other factors that could cause the Company’s actual results to differ materially from those described in the forward-looking statements, please refer to the Company’s most recent Form 10-K and Form 8-K filings with the Securities and Exchange Commission. Unless required by law, the Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

Pro forma net income and pro forma net income per share are “non-GAAP financial measures,” as such term is defined by the Securities and Exchange Commission, and may differ from non-GAAP financial measures used by other companies. Priceline.com believes that pro forma net income per share that exclude certain non-cash or non-recurring income or expense items are useful for investors to evaluate priceline.com’s future on-going performance because they enable a more meaningful comparison of priceline.com’s projected cash earnings and performance with its historical results from prior periods. Pro forma financial information is adjusted for the following items:

•                  Cash expenses associated with the settlement of the 2000 securities litigation are excluded because of the non-recurring nature of the settlement.

•                  Cash benefit associated with the refund of excise taxes paid on merchant airline tickets that was approved for payment by the Internal Revenue Service is excluded because of its non-recurring nature.

•                  Amortization expense of acquisition-related intangibles is excluded from pro forma net income because it does not impact cash earnings.

•                  Stock-based compensation expense and the non-cash expense associated with the payment of preferred stock dividends are excluded from pro forma net income because they do not impact cash earnings and are reflected in earnings per share through increased share counts.

•                  Option payroll tax expense is excluded because the expense is driven primarily by stock option exercise activity and the market price of priceline.com’s common stock and often shows volatility unrelated to operating results.

•                  The restructuring charge, net is excluded because it can impact comparability of earnings with historical results from prior periods.

•                  Income tax (expense) benefit is adjusted for the tax impact of certain of the pro forma adjustments described above and to exclude tax expense recorded where no actual tax payments are owed because of available net operating loss carryforwards.

•                  Minority interest is adjusted for the impact of certain of the pro forma adjustments described above.

•                  Finally, for calculating pro forma net income per share:

o                                         net income is adjusted for the impact of the pro forma adjustments described above.

o                                         The Company entered into hedge transactions (the “Conversion Spread Hedges”) that increase the effective conversion price of the Convertible Senior Notes due September 30, 2011 and the Convertible Senior Notes due September 30, 2013 from their stated $40.38 conversion price to an effective conversion price of $50.47 per share.  Under GAAP, the anti-dilutive impact of the Conversion Spread Hedges is not reflected on the outstanding diluted share count until the end of the hedge when shares are delivered. The Company uses the effective conversion price of $50.47 per share in its calculation of pro forma net income per share because, as a result of the Conversion Spread Hedges, the Convertible Senior Notes will not cause any actual economic dilution to either the Company’s outstanding diluted shares or its net income per share unless and until the Company’s average common stock price for the period in question is above the effective conversion price of $50.47 per share.

o                                         All common stock warrants and shares of restricted common stock are included in the calculation of pro forma net income per share because pro forma net income has been adjusted to exclude our preferred stock dividend and stock-based compensation expense.

The presentation of this financial information should not be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles in the United States.

priceline.com Incorporated
RECONCILIATION OF GAAP TO PRO FORMA NET INCOME
FOR THE THREE MONTHS ENDED MARCH 31, 2007
(unaudited)
(In thousands, except per share data)

		Three Months Ended March 31, 2007
	GAAP Net Loss	$(16,271)

(a)	Airline excise tax refund	(15,878)
(b)	Amortization of acquired intangible assets	5,913
(c)	Stock-based compensation	3,166
(d)	Securities litigation settlement, net of insurance contribution	54,857
(d)	Stock option payroll taxes	438
(e)	Accrued interest income on excise tax refund	(2,786)
(f)	Adjustments for the tax impact of certain of the pro forma adjustments and to exclude non-cash income taxes	(13,303)
(g)	Impact on minority interests of other pro forma adjustments	(307)
(h)	Preferred stock dividend	1,555

	Pro Forma Net Income	$17,384

	GAAP Weighted average number of diluted common shares outstanding	37,191

(i)	Adjustment for impact of convertible debt, stock options and restricted stock	3,853
(j)	Adjustment for Conversion Spread Hedges	(1,447)
(k)	Adjustment for warrants and restricted stock	641

	Pro Forma Weighted average number of diluted common shares outstanding	40,238

	Net income (loss) applicable to common stockholders per diluted common share:
	GAAP	$(0.44)

	Pro Forma	$0.43

(a)             Airline excise tax refund is recorded in Revenue

(b)             Amortization of acquired intangible assets is recorded in Depreciation and amortization

(c)             Stock-based compensation is recorded in Personnel expense

(d)             Securities litigation settlement and option payroll taxes are recorded in General and administrative expense

(e)             Accrued interest income on excise tax refund is recorded in Interest income

(f)               Adjustments for the tax impact of certain of the pro forma adjustments and to exclude non-cash income taxes are recorded in Income tax benefit

(g)            Impact on minority interests of other pro forma adjustments are recorded in Equity in income (loss) of investees and minority interests

(h)            Preferred stock dividend is recorded in its expense line item

(i)               Common share equivalents related to convertible debt, stock options and restricted stock were excluded from the calculation of GAAP net income per share because their inclusion would be anti-dilutive since there was a GAAP net loss

(j)               Reflects the impact of the Conversion Spread Hedges that increase the effective conversion price of the Convertible Senior Notes due September 30, 2011 and the Convertible Senior Notes due September 30, 2013 from their stated $40.38 conversion price to an effective conversion price of $50.47 per share.  Under GAAP, the anti-dilutive impact of the Conversion Spread Hedges is not reflected on the outstanding diluted share count until the end of the hedge when shares are delivered.

(k)           All common stock warrants and shares of restricted common stock are included in the calculation of pro forma net income per share because pro forma net income has been adjusted to exclude our preferred stock dividend and stock-based compensation expense